Exhibit 99.1

OTTAWA BANCORP, INC.

Announces Third Quarter 2017 Results

Ottawa, Illinois – November 1, 2017 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.5 million, or $0.14 per basic and diluted common share for the three months ended September 30, 2017, compared to net income of $0.4 million, or $0.15 per basic and diluted common share for the three months ended September 30, 2016. The third quarter results were positively impacted by increased loan demand and a continued decrease in non-performing loans. Non-performing loans decreased from $5.0 million at December 31, 2016 to $2.3 million at June 30, 2017 and $2.0 million at September 30, 2017, which in addition to loan growth, improved the ratio of non-performing loans to gross loans from 3.00% at December 31, 2016 to 1.24% at June 30, 2017 and 1.00% at September 30, 2017.

Comparison of Results of Operations for the Three Months Ended September 30, 2017 and September 30, 2016

Net income for the three months ended September 30, 2017 increased $34,000, or 8.0%, to $455,000 compared to net income of $421,000 for the three months ended September 30, 2016. The increase was primarily attributed to an increase in net interest income after provision for loan losses of $67,000, a $136,000 increase in total other income, and a $68,000 decrease in income tax expense, partially offset by an increase of $238,000 in other expenses.

Net interest income increased by $0.3 million, or 13.2%, to $2.2 million for the three months ended September 30, 2017, from $1.9 million for the three months ended September 30, 2016. Interest and dividend income increased $0.3 million, or 14.1%, primarily due to an increase in the average balances of interest-earning assets of $6.8 million. The increase in net interest income was partially off-set by a slight increase in interest expense as the average cost of funds increased 15 basis points to 0.61% for the three months ended September 30, 2017. The increase in cost of funds was partially off-set by a decrease in the average balance of interest-bearing liabilities of $17.8 million during the three months ended September 30, 2017. The average balance of interest-bearing liabilities was temporarily inflated at September 30, 2016, due to $50.1 million of funds received late in the third quarter for the subscription and community offerings for shares of Company common stock in connection with the Bank’s second-step conversion completed on October 11, 2016. The net interest margin increased 10.1% during the three months ended September 30, 2017 to 3.83%.

We recorded a provision for loan losses of $0.2 million and $25,000 for the three months ended September 30, 2017 and 2016, respectively. The increase in provision expense was primarily due to increases in the loan portfolio, and therefore the need to increase the provision for loan losses. Additionally, net charge-offs during the third quarter of 2017 were $84,000 compared to $5,000 during the third quarter of 2016. The allowance for loan losses was $2.4 million or 1.19% of total gross loans at September 30, 2017 compared to $2.3 million, or 1.45%, at September 30, 2016. General reserves were higher at September 30, 2017 when compared to September 30, 2016, as the balances in all loan categories increased during the twelve months ended September 30, 2017. These increases were partially off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended September 30, 2017, as compared to the same period in 2016. Additionally, specific reserves as of September 30, 2017 were lower than they were as of September 30, 2016, due to several large credits being resolved during 2017 that had larger reserves as of September 30, 2016.

Non-interest income increased $0.1 million, to $0.6 million for the three months ended September 30, 2017, as compared to the same period for 2016. The increase was primarily due to higher revenues related to mortgage banking activity. There was also an increase in the gain on sale of securities, but this was off-set by a decline in the gain on sale of foreclosed real estate.

Non-interest expense increased $0.2 million, or 13.7%, to $2.0 million for the three months ended September 30, 2017, as compared to the three months ended September 30, 2016.  The increase was primarily due to higher salaries and employee benefits as additional mortgage loan originators and staff were added to support loan growth. Loan expense increased due to the increase in loan originations.

We recorded income tax expense of $155,000 and $223,000 for the three months ended September 30, 2017 and 2016, respectively.

Comparison of Results of Operations for the Nine Months Ended September 30, 2017 and September 30, 2016

Net income for the nine months ended September 30, 2017 increased $0.2 million, or 21.3%, to $1.3 million compared to net income of $1.1 million for the nine months ended September 30, 2016. The increase was primarily attributed to an increase in net interest income after provision for loan losses of $0.5 million and a $0.4 million increase in other income, partially offset by an increase of $0.7 million in other expenses.

Net interest income increased by $0.7 million, or 12.2%, to $6.3 million for the nine months ended September 30, 2017, from $5.6 million for the nine months ended September 30, 2016. Interest and dividend income increased $0.8 million, or 12.2%, primarily due to an increase in the average balances of interest-earning assets of $15.8 million and a 3.9% increase in the yield on interest-earning assets to 4.27%. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased eight basis points to 0.56% for the nine months ended September 30, 2017. The increase in cost of funds was slightly off-set by a decrease in the average balance of interest-bearing liabilities of $7.0 million during the nine months ended September 30, 2017. The average balance of interest-bearing liabilities was temporarily inflated at September 30, 2016, due to $50.1 million of funds received late in the third quarter as a result of the subscription and community offerings for shares of Company common stock in connection with the Bank’s second-step conversion completed on October 11, 2016. The net interest margin increased 4.1% during the nine months ended September 30, 2017 to 3.84%.

We recorded a provision for loan losses of $0.5 million and $0.3 million for the nine months ended September 30, 2017 and 2016, respectively. The increase in provision expense was primarily due to increases in the loan portfolio, and therefore the need to increase the provision for loan losses. Additionally, net charge-offs during the nine months ended September 2017 were $0.3 million compared to $0.2 million during the same period of 2016. The allowance for loan losses was $2.4 million, or 1.19% of total loans, at September 30, 2017 compared to $2.3 million, or 1.45% of total loans, at September 30, 2016. General reserves were higher at September 30, 2017 when compared to September 30, 2016, as the balances in all loan categories increased during the twelve months ended September 30, 2017. These increases were partially off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended September 30, 2017, as compared to the same period in 2016. Additionally, specific reserves as of September 30, 2017 were lower than they were as of September 30, 2016, due to several large credits being resolved during 2017 that had larger reserves as of September 30, 2016.

Non-interest income increased $0.4 million, to $1.7 million for the nine months ended September 30, 2017, as compared to the same period for 2016. The increase was primarily due to higher revenues related to mortgage banking activity.

Non-interest expense increased $0.8 million, or 15.0%, to $5.8 million for the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016.  The increase was primarily due to higher salaries and employee benefits as additional mortgage loan originators and staff were added to support loan growth. Loan expense increased due to the increase in loan originations.

We recorded income tax expense of $0.5 million for both the nine months ended September 30, 2017 and 2016, respectively.

Comparison of Financial Condition at September 30, 2017 and December 31, 2016

Total consolidated assets as of September 30, 2017 were $245.7 million, an increase of $15.6 million, or 6.8%, from $230.2 million at December 31, 2016.  The increase was primarily due to an increase of $30.2 million in the net loan portfolio, off-set by decreases in securities available for sale of $14.4 million and decreases in cash and cash equivalents of $3.0 million.

Cash and cash equivalents decreased $3.0 million, or 50.6%, to $2.9 million at September 30, 2017 from $5.9 million at December 31, 2016. The decrease in cash and cash equivalents was primarily a result of cash used in investing activities of $18.5 million exceeding cash provided by financing activities of $13.9 million and cash provided by operating activities of $1.6 million.

Securities available for sale decreased $14.4 million, or 32.3%, to $30.2 million at September 30, 2017 from $44.6 million at December 31, 2016, as paydowns, sales, calls, and maturities exceeded new securities purchases. Cash proceeds from the sale of securities were used to fund the loan growth, as the yield earned on the loan originations was higher than those earned in the security portfolio.

Net loans increased by $30.2 million to $190.8 million at September 30, 2017 compared to $160.6 million at December 31, 2016 primarily as a result of a $14.6 million increase in one-to-four family loans, a $7.4 million increase in non-residential real estate loans, and a $6.2 million increase in purchased auto loans. The Company also experienced growth in most other loan categories during the nine months ended September 30, 2017.

Total deposits increased $6.3 million, or 3.7%, to $178.9 million at September 30, 2017 from $172.5 million at December 31, 2016. At September 30, 2017 checking/money market accounts increased by $3.7 million, savings accounts increased by $1.8 million and certificates of deposit increased by $0.8 million as compared to December 31, 2016.

FHLB advances increased $8.0 million, to $9.1 million at September 30, 2017 compared to $1.1 million at December 31, 2016 to fund the loan growth experienced during the nine months ended September 30, 2017.

Total stockholders’ equity increased $1.0 million, or 1.9%, to $52.9 million at September 30, 2017 from $51.9 million at December 31, 2016. The increase is primarily a result of net income of $1.3 million for the nine months ended September 30, 2017, and an increase in other comprehensive income of $0.2 million related to an increase in the fair value of securities available for sale, partially off-set by dividends of $0.4 million paid to shareholders and an approximately $0.1 million net decrease related to ESOP shares.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
September 30, 2017 and December 31, 2016
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Cash and due from banks	$2,093,049	$3,916,559
Interest bearing deposits	845,235	2,030,090
Total cash and cash equivalents	2,938,284	5,946,649
Time deposits	250,000	250,000
Federal funds sold	3,705,000	1,690,000
Securities available for sale	30,176,272	44,560,680
Non-marketable equity securities	752,221	753,321
Loans, net of allowance for loan losses of $2,366,245 and $2,247,449 at September 30, 2017 and December 31, 2016, respectively	190,754,189	160,586,129
Loans held for sale	659,099	305,072
Premises and equipment, net	6,725,000	6,843,906
Accrued interest receivable	781,619	785,484
Foreclosed real estate	83,500	33,000
Deferred tax assets	2,505,692	2,593,786
Cash value of life insurance	2,281,760	2,245,578
Goodwill	649,869	649,869
Core deposit intangible	303,818	359,000
Other assets	3,165,409	2,558,910
Total assets	$245,731,732	$230,161,384
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$12,693,586	$9,974,536
Interest bearing	166,196,571	162,572,485
Total deposits	178,890,157	172,547,021
Accrued interest payable	3,693	224
FHLB advances	9,114,999	1,121,153
Other liabilities	3,711,694	3,748,953
Total liabilities	191,720,543	177,417,351
Commitments and contingencies
Redeemable common stock held by ESOP plan	1,098,101	807,629
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,469,402 and 3,467,402 shares issued at September 30, 2017 and December 31, 2016, respectively	34,694	34,674
Additional paid-in-capital	37,181,196	37,117,311
Retained earnings	18,340,443	17,455,472
Unallocated ESOP shares	(1,799,136)	(1,932,648)
Accumulated other comprehensive income	253,992	69,224
	54,011,189	52,744,033
Less:
Maximum cash obligation related to ESOP shares	(1,098,101)	(807,629)
Total stockholders' equity	52,913,088	51,936,404
Total liabilities and stockholders' equity	$245,731,732	$230,161,384

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2017 and 2016
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Interest and dividend income:
Interest and fees on loans	$2,204,397	$1,857,478	$6,291,581	$5,432,531
Securities:
Residential mortgage-backed and related securities	98,541	122,919	360,557	423,463
State and municipal securities	116,431	133,429	373,999	404,133
Dividends on non-marketable equity securities	1,812	1,058	5,154	5,218
Interest-bearing deposits	5,357	11,903	21,403	22,301
Total interest and dividend income	2,426,538	2,126,787	7,052,694	6,287,646
Interest expense:
Deposits	247,897	205,843	676,374	611,533
Borrowings	20,564	15,181	35,624	26,921
Total interest expense	268,461	221,024	711,998	638,454
Net interest income	2,158,077	1,905,763	6,340,696	5,649,192
Provision for loan losses	210,000	25,000	460,000	302,500
Net interest income after provision for loan losses	1,948,077	1,880,763	5,880,696	5,346,692
Other income:
Gain on sale of securities	77,028	-	98,230	8,418
Gain on sale of loans	205,375	142,646	522,360	330,316
Gain on sale of foreclosed real estate	5,182	76,759	29,242	188,207
Gain on sale of repossessed assets	1,123	-	15,419	1,680
Loan origination and servicing income	159,078	102,652	462,787	239,186
Origination of mortgage servicing rights, net of amortization	21,293	14,879	55,405	42,433
Customer service fees	123,288	118,761	360,359	318,688
Income on bank owned life insurance	11,999	12,560	36,182	37,287
Other	28,940	29,269	89,044	77,885
Total other income	633,306	497,526	1,669,028	1,244,100
Other expenses:
Salaries and employee benefits	1,047,416	840,038	3,124,939	2,504,956
Directors fees	40,800	40,800	122,400	122,400
Occupancy	158,716	171,425	484,496	477,615
Deposit insurance premium	15,437	37,122	41,648	127,114
Legal and professional services	92,007	83,012	282,129	257,957
Data processing	144,137	130,864	435,244	386,597
Loss on sale of securities	47,603	-	55,169	3,261
Loan expense	152,645	124,851	403,088	284,672
Valuation adjustments and expenses on foreclosed real estate	2,662	31,703	10,184	100,639
Loss on sale of OREO	336	4,716	336	4,716
Loss on sale of repossessed assets	-	-	274	-
Other	269,710	269,245	807,889	747,318
Total other expenses	1,971,469	1,733,776	5,767,796	5,017,245
Income before income tax expense	609,914	644,513	1,781,928	1,573,547
Income tax expense	155,163	223,251	504,332	520,063
Net income	$454,751	$421,262	$1,277,596	$1,053,484
Basic earnings per share	$0.14	$0.15	$0.39	$0.37
Diluted earnings per share	$0.14	$0.15	$0.39	$0.36
Dividends per share	$0.04	$-	$0.12	$-

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)

	At September 30,	At December 31,
	2017	2016
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$245,732	$230,161
Loans, net (1)	190,754	160,586
Securities available for sale	30,176	44,561
Deposits	178,890	172,547
Stockholders' Equity	52,913	51,936
Book Value per common share	$15.25	$14.98
Tangible Book Value per common share	$14.98	$14.69
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$2,426	$2,127	$7,053	$6,288
Total interest expense	268	221	712	639
Net interest income	2,158	1,906	6,341	5,649
Provision for loan losses	210	25	460	303
Other income	633	498	1,669	1,244
Other expense	1,971	1,734	5,768	5,017
Income tax expense	155	223	504	520
Net income	$455	$422	$1,278	$1,053
Basic earnings per share	$0.14	$0.15	$0.39	$0.37
Diluted earnings per share	$0.14	$0.15	$0.39	$0.36
Dividends per share	$0.04	$-	$0.12	$-

	At or for the Three			At or for the Nine
	Months Ended September 30,			Months Ended September 30,
	2017		2016	2017	2016
Performance Ratios:
Return on average assets		%	0.71%	0.71%	0.63%
Return on average stockholders' equity	3.44		5.18	3.24	4.43
Average stockholders' equity to average assets	21.65		13.69	22.01	14.22
Stockholders' equity to total assets at end of period	21.53		11.54	21.53	11.54
Net interest rate spread (1)	3.69		3.43	3.72	3.63
Net interest margin (2)	3.83		3.48	3.84	3.69
Average interest-earning assets to average interest-bearing liabilities	128.94		113.55	128.98	115.02
Other expense to average assets	0.81		0.73	2.42	2.25
Efficiency ratio (3)	70.62		72.13	72.01	72.78
Dividend payout ratio	28.57		-	30.77	-

	At September 30,	At December 31,
	2017	2016
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	24.11%	26.76%
Tier 1 core capital (to risk-weighted assets)	22.86	25.51
Common equity Tier 1 (to risk-weighted assets)	22.86	25.51
Tier 1 leverage (to adjusted total assets)	17.07	16.84
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.25	0.27
Allowance for loan losses to gross loans outstanding	1.19	1.35
Non-performing loans to gross loans (5)	1.00	3.00
Non-performing assets to total assets (5)	0.85	2.18
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents other noninterest expenses divided by the sum of net interest income and noninterest income.
(4) Ratios are for Ottawa Savings Bank.
(5) Nonperforming loans and assets include accruing loans past due 90 days or more. Please contact Jon Kranov, President and Chief Executive Officer at 815-433-2525 with questions.